CHANGE IN INDEPENDENT REGSTERED PUBLIC ACCOUNTING FIRM

The Board, with the approval and recommendation of the Audit Committee,selected BBD, LLP (BBD) to replace Tait Weller & Baker (TWB), as theFunds independent registered public accounting firm for the Funds fiscalyear ending December 31, 2009. TWB resigned subsequent to the Boards approval of BBD. Throughout TWBs tenure, including the Funds two most recent fiscal periods, the Fund had no disagreements with TWB on any matterof accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation
S-K under the Securities Exchange Act of 1934. With respect to the Fund, TWBs audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Fund and TWB on accounting principles, financial statement disclosure or audit scope, which, if not resolved to the satisfaction of TWB would have caused TWB to make reference to the disagreement in a TWB report.

During the last two fiscal years of the Fund, neither the Fund nor anyone on its behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds financial statements, or concerning the subject of a disagreement of thekind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.